Exhibit 16.1

February 14, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Commissioners:

We have read the statements of Quanergy Systems, Inc. (formally known as CITIC Capital Acquisition Corp.) included under Item 4.01 of its Form 8-K dated February 14, 2022. We agree with the statements concerning our Firm under Item 4.01, in which we were informed that we will be dismissed effective following the completion of CITIC Capital Acquisition Corp.’s audit for the year ended December 31, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York